June 25, 2008

JPMorgan Trust II

245 Park Avenue

New York, New York 10167

Ladies and Gentlemen:

You have informed us that you intend to file a Rule 485(b) Post-Effective Amendment (the "Amendment") to your Registration Statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission") for the purposes of updating the financial information of the JPMorgan Arizona Municipal Bond Fund, JPMorgan Core Bond Fund, JPMorgan Core Plus Bond Fund, JPMorgan Government Bond Fund, JPMorgan High Yield Bond Fund, JPMorgan Intermediate Bond Fund, JPMorgan Kentucky Municipal Bond Fund, JPMorgan Liquid Assets Money Market Fund, JPMorgan Louisiana Municipal Bond Fund, JPMorgan Michigan Municipal Bond Fund, JPMorgan Michigan Municipal Money Market Fund, JPMorgan Mortgage-Backed Securities Fund, JPMorgan Municipal Income Fund, JPMorgan Municipal Money Market Fund, JPMorgan Ohio Municipal Bond Fund, JPMorgan Ohio Municipal Money Market Fund, JPMorgan Short Duration Bond Fund, JPMorgan Short Term Municipal Bond Fund, JPMorgan Tax Free Bond Fund, JPMorgan Treasury & Agency Fund, JPMorgan U.S. Government Money Market Fund, JPMorgan U.S. Treasury Plus Money Market Fund, JPMorgan Ultra Short Duration Bond Fund, and JPMorgan West Virginia Municipal Bond Fund (the "Funds") and making certain other changes.

We have examined your Declaration of Trust as amended to date and, as on file in the office of the Secretary of The State of Delaware, the Certificate of Trust. We are familiar with the actions taken by your Trustees to authorize the issue and sale from time to time of your units of beneficial interest ("Shares") at not less than the public offering price of such shares and have assumed that the Shares will be issued and sold in accordance with such action pursuant to an effective registration statement. We have also examined a copy of your By-laws and such other documents as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Shares being registered have been duly authorized and when sold will be validly issued, fully paid and non-assessable.

We consent to this opinion accompanying the Amendment when filed with the Commission.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP